Exhibit 99.1
                                                                    ------------

Company Press Release

First Bancorp of Indiana, Inc. Announces Financial Results

EVANSVILLE, Ind., July 19, 2004 /PRNewswire-FirstCall/ -- First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank (the "Bank"), reported a net loss of $578,000 for the quarter ended June 30, 2004, after recognizing expenses associated with the withdrawal from the company's defined benefit pension plan. The decision to withdraw from pension plan was based on the size and volatility of prospective required contributions. The company also recorded a prepayment penalty for the early extinguishment of borrowed funds. Together these one-time charges totaled $1.2 million. During the same quarter in 2003 the company recognized net income of $535,000 which included significant mortgage banking income. For the fiscal year ended June 30, 2004, net income was $305,000 compared to last year's record $1.6 million.

Fiscal 2004 earnings represented $0.20 per average outstanding share (diluted), a decrease of 80.8 percent from the $1.04 for the preceding fiscal year. The company repurchased 21,000 shares of common stock during the twelve months ended June 30, 2004, and 42,722 option shares were exercised. These transactions resulted in 1,626,314 shares outstanding at June 30, 2004. The company's board of directors paid dividends totaling 55.5 cents per share during the year ended June 30, 2004, a 38.8 percent increase from fiscal 2003.

Net interest income for the year ended June 30, 2004, decreased just 2.1 percent despite the sustained low interest rate environment during the past twelve months that has narrowed the spread between the yield on earning assets and the cost of funds. Noninterest income declined 15.9 percent between the comparative years as gains on mortgage loan sales fell sharply in fiscal 2004 following the heavy refinancing activity in fiscal year 2003.

Noninterest expenses for the year ended June 30, 2004, increased 35.0 percent from the preceding year's level. However, nearly two-thirds of the increase was attributed to the aforementioned withdrawal from the defined benefit pension plan and the early extinguishment of debt. The balance of the change consisted primarily of advertising expenses, compensation expenses, and the fiscal 2004 required contributions to the pension plan.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-423-3196.


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                         First Bancorp of Indiana, Inc.
                        Consolidated Financial Highlights
                                 (in thousands)

                                          6/30/2004             6/30/2003
                                         ================================
Selected Balance Sheet Data:             (unaudited)
---------------------------
Total assets                                264,065              188,506
Investment securities                         9,663                    0
Mortgage-backed securities                   65,846               31,957
Loans receivable, net                       162,687              135,022
Deposit accounts                            182,740              115,891
Short-term borrowings                        10,000                    0
Long-term debt                               38,167               40,333
Equity capital                               28,968               29,906


                                                    Twelve months
                                                    ended June 30,

                                               2004                 2003
                                         =======================================
Selected Operating Data:                   (unaudited)
-----------------------
Interest income                                10,775               10,903
Interest expense                                4,727                4,728
                                         ---------------------------------------
Net interest income                             6,048                6,175
Provision for loan losses                         226                  563
                                         ---------------------------------------
Net interest income after provision             5,822                5,612
Noninterest income                              1,888                2,244
Noninterest expense                             7,431                5,504
                                         ---------------------------------------
Income before income taxes
  and cumulative effect of a                      279                2,352
  change in accounting principle
Income taxes                                      (26)                 711
                                         ---------------------------------------

Net income                                        305                1,641
                                         =======================================


                                                          At or for the year
                                                            ended June 30,

Selected Financial Ratios:                             2004              2003
-------------------------                            ===========================
Performance Ratios:                                 (unaudited)
Return on average assets                                0.14%            0.89%
Return on average equity                                1.01%            5.41%
Basic earnings per share                                0.21             1.10
Diluted earnings per share                              0.20             1.04
Interest rate spread                                    2.83%            3.35%
Net interest margin                                     3.02%            3.66%
Other expenses as a % of average total assets           3.42%            2.89%

Asset Quality Ratios:
Nonperforming loans as a % of total loans               0.19%            0.28%
Nonperforming assets as a % of total assets             0.13%            0.22%
Allowance for loan losses as a % of total loans         0.66%            0.70%
Allowance for loan losses as a %
  of nonperforming loans                              353.44%          284.50%

For further information:
Michael H. Head, President & CEO
(812) 423-3196